Exhibit 99.2

Ahead of November Launch, Habytat by SmarterVerse Announces New Hires

Mark Mathis appointed CTO of SmarterVerse, Inc. as company bulks up it’s C-suite with over 30 years of experience

Miami, FL, Oct. 18, 2022 --  DatChat, Inc. (“DatChat” or the “Company”) (Nasdaq: DATS), a secure messaging, metaverse, and social media company, announced today the appointment of Mark Mathis as Chief Technology Officer of the company’s SmarterVerse, Inc. subsidiary.

Mathis is a Web 2 veteran with decades of start-up, institutional management, and development experience. Mathis was a contributor with Origin Protocol and a full-stack blockchain developer with expertise in developing NFT marketplaces, wallets, and public blockchains.

In addition, Renee J. Palacio, who is currently chief technology officer at SmarterVerse, Inc., will be assuming the role as Chief Information Officer and the company has retained New York City- based public relations firm Pace Public Relations.

Habytat by SmarterVerse aims to make the metaverse simple, fun, and accessible for all. This November, Habytat will be launching their Geniuz City which will change how we view and interact with the metaverse. Geniuz City will be a near photo-realistic world that is based on the city of Miami. Initially, you will be able to choose the style of house you want, then start customizing it to represent your personal style and taste. Every time you visit, you will receive rewards that can be used to enhance, expand, and improve your property.

To learn more about the Habytat metaverse, please visit SmarterVerse.com.

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About DatChat, Inc.

DatChat Inc. is a blockchain, cybersecurity, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Press Contact:

Anna Walsh

Pace Public Relations

917-969-7081